SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)
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DDi Corp.

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DDi Corp.
1220 Simon Circle
Anaheim, California 92806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the Annual Meeting of Stockholders for DDi Corp. (the “Company”). This Annual Meeting will be held at 8:00 a.m., California time, on May 10, 2006, at the corporate headquarters of the Company located at 1220 Simon Circle, Anaheim, California 92806, for the following purposes:

1. To elect seven directors to the Company’s Board of Directors to hold office for a term of one year and until their respective successors are elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

3. To transact such other business as may properly come before this Annual Meeting or any adjournment thereof.

The Board of Directors has nominated Robert J. Amman, Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams as the nominees for election to the Board of Directors.

The Board of Directors has fixed the close of business on April 7, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting.

You are cordially invited to be present and to vote at this Annual Meeting in person. However, you are also requested to sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope, whether or not you expect to attend. In the event you have returned a signed proxy, but elect to attend this Annual Meeting and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

Kurt E. Scheuerman
Secretary

Anaheim, California
April 12, 2006

PROXY STATEMENT
QUESTIONS AND ANSWERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
(Proposal 1)
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
COMPENSATION OF EXECUTIVE OFFICERS
Performance Graph
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2007 ANNUAL MEETING
AVAILABILITY OF ANNUAL REPORT
OTHER MATTERS

DDi Corp.
1220 Simon Circle
Anaheim, California 92806

PROXY STATEMENT

The Board of Directors of DDi Corp. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 10, 2006, at the corporate headquarters of DDi Corp. located at 1220 Simon Circle, Anaheim, California 92806, at 8:00 a.m., California time, and at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 13, 2006.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on April 7, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”).

Common Stock.  At the Record Date, 18,314,932 shares of common stock, par value $0.001 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles its record holder on the Record Date to one vote on all matters.

Series A Preferred.  At the Record Date, 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share (“Series A Preferred”), were outstanding. Each share of Series A Preferred entitles its record holder to 1/100 of a vote on all matters.

Series B-1 Preferred.  At the Record Date, 49,227 shares of Series B-1 Preferred Stock, par value $0.001 per share (“Series B-1 Preferred”), were outstanding. Each share of Series B-1 Preferred entitles its record holder to four votes on all matters.

Series B-2 Preferred.  At the Record Date, 358,649 shares of Series B-2 Preferred Stock, par value $0.001 per share (“Series B-2 Preferred” and, together with the Series B-1 Preferred, the “Series B Preferred”), were outstanding. When we use the term “Preferred Stock” in this proxy statement, we are referring to the Series A Preferred, the Series B-1 Preferred and the Series B-2 Preferred, collectively. Each share of Series B Preferred entitles its record holder to four votes on all matters, provided, however, that no holder of Series B-2 Preferred has the right to vote such holder’s shares of Series B-2 Preferred, to the extent that, upon giving effect to such voting power, the aggregate number of shares of Common Stock beneficially owned by such holder and its affiliates would exceed 4.99% (or 9.99% if such holder has made an election to be subject to the higher limit more than 60 days prior to the Record Date), as applicable, of the total outstanding shares of Common Stock.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock and/or Preferred Stock in the Company as of the Record Date. This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock or Preferred Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, Mellon Investor Services, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on (a) the election of seven directors; and (b) the ratification of the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Mikel H. Williams and Kurt E. Scheuerman as your representatives at the Annual Meeting. (When we refer to the “named proxies,” we are referring to Messrs. Williams and Scheuerman.) This way, your shares will be voted even if you cannot attend the meeting.

How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the Board’s director nominees, and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote my shares?

Record holders may vote in person at the Annual Meeting or by using the proxy card or by telephone or by the Internet.

Persons who beneficially own stock held:

•	by a bank or broker and who have the power to vote or to direct the voting of the shares can vote using the proxy or the voting information form provided by the bank or broker and, if made available by the bank or broker, telephone and/or Internet voting;

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

You may vote on the Internet.  Stockholders of record and most beneficial owners of Common Stock and Preferred Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may vote by phone.  Stockholders of record and most beneficial owners of Common Stock and Preferred Stock may vote by phone. Instructions for voting by phone are provided along with your proxy card or voting instructions. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your phone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may vote by mail.  Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting. Stockholders of record may vote in person at the Annual Meeting. Persons who beneficially own stock can vote at the Annual Meeting provided that they obtain a “legal proxy” from the person or entity holding the stock for him, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote irrespective of the method (i.e., telephone, Internet or mail) in which you originally voted by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	voting by telephone or on the Internet; your latest telephone or Internet proxy will be counted;

•	signing and delivering a proxy card with a later date; or

•	voting at the Annual Meeting.

If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, DDi Corp., 1220 Simon Circle, Anaheim, California 92806, telephone (714) 688-7200. If your shares are held by a broker, trustee or bank, you may obtain a new voting instruction by contacting your broker, trustee or bank. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instructions will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

How will my shares be voted?

All proxies received and not revoked will be voted as directed. If you return a signed proxy card but do not mark your choices, your shares will be voted “FOR” all of the following: (a) the election of the Board of Directors’ nominees for directors; and (b) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

How many shares must be present to hold the meeting?

Shares of Common Stock and Preferred Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Annual Meeting or has properly submitted and not revoked a proxy. A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the Company’s outstanding shares of Common Stock and Preferred Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum for the Annual Meeting. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors are elected by a plurality, and the seven nominees who receive the highest number of “FOR” votes will be elected. There is no cumulative voting for the Company’s directors. A properly executed proxy withholding authority to vote for one or more nominees with respect to the election of directors will not be voted for the director(s) from whom authority to vote is withheld. However, the shares represented will be counted for purposes of determining whether there is a quorum. Withheld votes and broker non-votes, if applicable, will not be taken into account in determining the outcome of the election of directors.

What happens if a nominee is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board or they may designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

How many votes must Proposal 2 receive in order to pass?

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal 2, voting together as a single class, is required for the adoption of Proposal 2. Abstentions and non-votes will have no effect on the voting with respect to Proposal 2.

What are broker non-votes?

As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote (whether you use the Internet or phone or return the enclosed voting instruction form), the absence of instructions may cause a “broker non-vote” on the matters for which you do not provide instructions. Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions on that matter.

When there is a broker non-vote, the stockholder grants a limited proxy that does not empower the holder to vote on certain types of proposals.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers, employees and consultants of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock or Preferred Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting.  The Bylaws of the Company (the “Bylaws”) set forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company by no later than April 6, 2006. The Company did not receive any director nominations for the Annual Meeting under the Nomination Bylaw. The presiding officer of the Annual Meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Annual Meeting and the defective nomination will be disregarded. Notwithstanding the provisions of the Nomination Bylaw, a stockholder also must comply with all applicable requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw. For information related to application of the Nomination Bylaw for the 2007 Annual Meeting, see the discussion in this Proxy

Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2007 Annual Meeting.”

Stockholder Proposals for the Annual Meeting.  The Bylaws set forth certain procedures relating to the procedures for properly bringing business before a meeting of the stockholders (the “Stockholder Proposal Bylaw”). Under the terms of the Stockholder Proposal Bylaw, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by no later than April 6, 2006. The Company did not receive any stockholder proposals for the Annual Meeting pursuant to the Stockholder Proposal Bylaw. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Bylaw, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. For information related to the application of the Stockholder Proposal Bylaw for the 2007 Annual Meeting, see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2007 Annual Meeting.”

The Company has no knowledge or notice that any business other than as set forth in the Notice of Annual Meeting will be brought before the Annual Meeting. As to other matters that properly come before the Annual Meeting and are not on the proxy card, the named proxies will vote the shares of Common Stock for which they hold proxies in accordance with their best judgment.

Where can I find the voting results of the meeting?

We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006. You can read or print a copy of that report by going to the Company’s website, www.ddiglobal.com, and then choosing Investor Relations, SEC Filings. You can find the same Form 10-Q by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (714) 688-7200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information about the beneficial ownership of our Common Stock and Preferred Stock as of the Record Date by:

•	each person known by us to own beneficially more than 5% of the voting power of our outstanding Common Stock;

•	each of our current directors;

•	each person known by us to own beneficially more than 5% of the voting power of our outstanding Series B Preferred;

•	our chief executive officer and the other officers named in the Summary Compensation Table set forth under the caption “Compensation of Executive Officers” (whom we refer to as the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

The Company is not aware of any holder beneficially owning more than 5% of the voting power of our outstanding Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission based upon voting or investment power over the securities. None of the Company’s officers or directors owns any shares of Preferred Stock.

Under the rules of the SEC, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Shares and percentages beneficially owned are based upon the number of shares of our common stock and Series B Preferred Stock outstanding on the Record Date, together with options, warrants or other convertible securities that are exercisable for such respective securities within 60 days of the Record Date for each stockholder. Shares of our common stock or Series B Preferred Stock subject to options, warrants or other convertible securities that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed outstanding for computing the respective percentage ownership of the person holding the option, warrant or other convertible security, but are not deemed outstanding for purposes of computing the respective percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

	Amount and Nature of
	Beneficial Ownership
	Number of
	Shares	Right to		Percent of
Name and Address of Beneficial Owner(1)	Owned	Acquire	Total	Class

Common Stock
Principal Stockholders:
Contrarian Capital Management, LLC(2)	2,351,586	592,549	2,944,135	15.6%
411 West Putman Avenue, Suite 225
Greenwich, CT 06830
QVT Financial LLC(3)	1,665,382	162,121	1,827,503	9.9%
527 Madison Avenue, 8th Floor New York, New York 10022
Greywolf Capital Partners II(4)	1,863,024	230,200	2,093,224	11.3%
Greywolf Capital Overseas Fund
411 West Putnam Avenue, Suite 265
Greenwich, CT 06830
Caiman Partners, L.P.	797,259	460,401	1,257,660	6.7%
5506 Worsham Court
Windermere, FL 34786
Named Executive Officers and Directors:
Mikel H. Williams	—	35,714	35,714	*
Brad Tesch	3,571	29,508	33,079	*
Bruce D. McMaster	41,365	80,197	121,562	*
Timothy J. Donnelly	4,285	—	4,285	*
Robert J. Amman	5,291	14,286	19,577	*
Robert Guezuraga	—	14,286	14,286	*
Jay B. Hunt	4,828	14,286	19,114	*
Andrew E. Lietz	6,614	14,286	20,900	*
Steven C. Schlepp	25,000	—	25,000	*
Carl R. Vertuca, Jr.	1,328	14,286	15,614	*

	Amount and Nature of
	Beneficial Ownership
	Number of
	Shares	Right to		Percent of
Name and Address of Beneficial Owner(1)	Owned	Acquire	Total	Class

All Directors and Executive Officers as a group (9 persons)	46,632	136,652	183,284	1.0%
Series B-1 Preferred Stock Principal Stockholder:
Isotope Limited	49,227	—	49,227	100.0%
C/o Amaranth LLC
One America Lane
Greenwich, CT 06831
Series B-2 Preferred Stock Principal Stockholders:
Capital Ventures International	21,097	—	21,097	5.9%
401 City Ave., Ste. 220
Bala Cynwyd, PA 19004
Contrarian Funds LLC	19,666	—	19,666	5.5%
411 West Outman Avenue, Suite 225 Greenwich, CT 06830
Manchester Securities Corporation	70,324	—	70,324	19.7%
712 Fifth Ave., 35th Fl.
New York, NY 10017
Deutsche Bank, AG London Branch	140,646	—	140,646	39.4%
C/o QVT Financial LP 527 Madison Ave., 8th Fl. New York, NY 10022
Portside Growth and Opportunity Fund(10)	70,324	—	70,324	19.7%
C/o Ramius Capital Group LLC
666 Third Ave., 26th Fl.
New York, NY 10017
RCG Latitude Master Fund Ltd.(11)	35,161	—	35,161	9.8%
C/o Ramius Capital Group LLC 666 Third Ave., 26th Fl. New York, NY 10017

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o DDi Corp., 1220 Simon Circle, Anaheim, California 92806.

(2)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 14, 2006. Contrarian Capital Management, LLC (“Contrarian Capital”) is the investment manager for Contrarian Equity Fund, LP (“Contrarian Equity”). Contrarian Capital owns 2,944,135 shares of Common Stock, consisting of 2,351,586 shares of Common Stock and warrants that are immediately exercisable into 592,549 shares of Common Stock. Contrarian Equity beneficially owns 2,828,057 shares of Common Stock, consisting of 2,199,896 shares of Common Stock and warrants that are immediately exercisable into 628,161 shares of Common Stock.

(3)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 14, 2006. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “QVT Fund”), which beneficially owns 1,489,131 shares of Common Stock, consisting of 1,327,010 shares of Common Stock and warrants that are immediately exercisable into 162,121 shares of Common Stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 338,372 shares of Common Stock. QVT Financial has the power to direct the vote and disposition of the Common Stock held by each of the QVT Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,827,503 shares of Common Stock, consisting of the shares owned by the QVT Fund and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of Common Stock reported by QVT Financial.

(4)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on September 25, 2005. Greywolf Capital Partners II LP (“Greywolf Capital Partners”) owns 1,086,593 shares of Common Stock, consisting of 856,393 shares of Common Stock and warrants that are immediately exercisable for 230,200 shares of Common Stock. Greywolf Capital Overseas Fund owns 1,006,631 shares of Common Stock. Jonathan Savitz is the senior managing member of a limited liability company, which is the sole general partner of Greywolf Capital Partners. Mr. Savitz is also the managing member of a limited liability company, which is the general partner of the investment manager for Greywolf Capital Overseas Fund. This investment manager exercises investment discretion and control over the securities held by Greywolf Capital Overseas Fund. Accordingly, Mr. Savitz may be deemed to be the beneficial owner of an aggregate amount of 2,093,224 shares of Common Stock, consisting of the shares owned by Greywolf Capital Partners and the shares owned by Greywolf Capital Overseas Fund.

ELECTION OF DIRECTORS

(Proposal 1)

Currently, the Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for seven directors. The Nomination and Corporate Governance Committee of the Board did not receive from a stockholder or other source the name of any person for consideration as a nominee for director of the Company. The Nomination and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of, the following seven nominees Robert J. Amman, Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams, for election at the Annual Meeting to serve a one year term expiring at the annual meeting in 2007 and until their respective successors are elected and qualified. Each of the nominees is an incumbent director. Directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting, voting together as a single class.

Each of the nominees presently serves as a director and has served continuously as a director of the Company since the date indicated in his biography below. In the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors.

Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the seven Director nominees listed below. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. The Board of Directors unanimously recommends a vote for the election of Robert J. Amman, Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams as Directors.

Information About the Director Nominees

The following table sets forth information regarding the Director nominees, including age on the date of the Annual Meeting and business experience during the past five years.

		Director
Name	Age	Since	Principal Occupation and Other Information

Robert J. Amman	67	2003	Mr. Amman is currently the sole member of Blackland Associates LLC, through which he provides consulting services. From 1999 to 2000, Mr. Amman served as President of Global TeleSystems, Inc. (‘GTS”), a European broadband network services provider. From 2000 to 2002, Mr. Amman was Chairman and Chief Executive Officer of GTS. Mr. Amman was Chairman, President and Chief Executive Officer of John H. Harland Company, a printing firm, from 1995 to 1998. Previously, from 1994 to 1995, he served as Vice Chairman of First Financial Management Corporation. From 1988 to 1994, Mr. Amman served as President and Chief Executive Officer of Western Union Corporation.

		Director
Name	Age	Since	Principal Occupation and Other Information

Robert Guezuraga	57	2001	Mr. Guezuraga is Senior Vice President and President, Diabetes Business, of Medtronic, Inc. a medical technology company since December 2004. From 1999 to 2004, he served as Senior Vice President and President, Medtronic Cardiac Surgery. From 1998 to 1999, he served as Vice President and General Manager of Medtronic Emergency Response Systems, a subsidiary of Medtronic that manufactures, sells and services external defibrillators and related medical equipment and accessories. From 1994 to 1998, he served as President and Chief Operating Officer of Physio-Control International, Inc., a medical equipment manufacturer. Prior to that, Mr. Guezuraga served as President and Chief Executive Officer of Positron Corporation from 1987 to 1994 and held various management positions within General Electric Corporation, including GE’s Medical Systems division.

Jay B. Hunt	66	2003	Mr. Hunt has served as Chairman of the Board of Directors of DDi Corp. since December 2003. Mr. Hunt is President of The Development Group, a business and financial advisory services firm, since 1993. From 1983 to 1987, he served as Chairman & Chief Executive Officer of FN Realty Services, a specialized financial services company. From 1988 to 1990, he was Executive Vice President, member of the Executive Committee and Director of FM Productions, an entertainment services firm. He is a member of the Board of Directors of Gentiae Clinical Research, Inc., a member of the Board of Advisors of Joie De Vivre Hospitality, an owner or manager of 30 hotels and restaurants, Chairman of the Board and a Director of the Ischemia Research & Education Foundation and a Director of the Indiana University Foundation.

Andrew E. Lietz	67	2003	Mr. Lietz currently serves as the Managing Director of Rye Capital Management, a private equity investment firm he founded in 2001. From 2000 until 2002, Mr. Lietz served as Executive Chairman of Clare Corporation, a manufacturer of integrated circuits. From 1995 until 2000, he served as President and Chief Executive Officer of Hadco Corporation, a global manufacturer of electronic interconnect products and services. Previously, Mr. Lietz served as Chief Operating Officer and Vice President of Hadco from 1991 to 1995, and served as director of Hadco from 1993 through 2000. Mr. Lietz serves as a director of Amphenol Corporation, a global manufacturer of electronic components for the industrial and military marketplace, Omtool, Ltd., a provider of e-mail and fax based messaging software, and Safeguard Scientifics, Inc, an operating company focused on acquiring and developing technology companies. He also serves on the Board of Trustees for the University System of New Hampshire.

		Director
Name	Age	Since	Principal Occupation and Other Information

Steven C. Schlepp	49	2005	Mr. Schlepp is president of Integrated Executive Services Corporation, a General Business and Private Equity Consulting Firm, since 2002. From 1996 to 2002, Mr. Schlepp served as President and Chief Executive Officer of Multilayer Technology Inc. (Multek), a provider of PCB and backpanel fabrication services. From 1990 until 1996, Mr. Schlepp served as President of Toppan West Incorporated, a wholly owned subsidiary of Toppan Electronics Ltd.

Carl R. Vertuca, Jr.	60	2003	Mr. Vertuca is president of The Vertuca Group, a venture capital and real estate investment company since 2000. He is also a managing member of the limited liability company that is the general partner of SOB Ventures, a private equity fund. Since 1993, he served as executive vice president and a board member of The Dii Group, a publicly held contract manufacturing company, until it was acquired by Flextronics International for $2.3 billion in 2000. Prior to his tenure at The Dii Group, Mr. Vertuca held various senior level management positions in manufacturing, engineering and finance at IBM Corporation and StorageTek Corporation. Mr. Vertuca serves as a director of Reptron Electronics, Inc.

Mikel H. Williams	50	2005	Mr. Williams has served as President, Chief Executive Officer and Chief Financial Officer of the Company since November 2005. From November 2004 to October 2005, Mr. Williams served as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Mr. Williams served as the sole member of Constellation Management Group, LLC providing strategic, operational and financial/capital advisory consulting services to companies in the telecom, software and high-tech industries from May to November 2004; and as Chief Operating Officer of LNG Holdings, a European telecommunications company where he oversaw the restructuring and sale of the business from June 2002 to December 2003. Prior to that, from November 1996 to June 2001, Mr. Williams held the following executive positions with Global TeleSystems, Inc. and its subsidiaries, a leading telecommunications company providing data and internet services in Europe; Senior Vice President, Ebone Sales from December 2000 through June 2001; President, GTS Broadband Services from August 2000 through November 2000; President, GTS Wholesale Services from January 2000 through July 2000; and prior thereto, Vice President, Finance of Global TeleSystems, Inc. Mr. Williams began his career as a certified public accountant in the State of Maryland working as an auditor for PricewaterhouseCoopers.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

The Board of Directors manages the business of the Company. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board has established an Audit Committee, a Nomination and Corporate Governance Committee, a Compensation Committee and a Finance Committee whose functions are briefly described below. The directors are kept informed of the Company’s operations at meetings of the Board and its committees through reports and analyses from, and discussions with, management.

During the fiscal year ended December 31, 2005 (the “fiscal year” or “fiscal 2005”), the Board of Directors met on six occasions.

Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the Fiscal Year (held during the period for which he has been a director). Each of the other incumbent directors who were members of a Board Committee, attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which he served during the Fiscal Year (held during the period that he served as a committee member).

Committees of the Board

Audit Committee.  The Audit Committee provides oversight of the (a) financial reporting process, the system of internal controls and the audit process of the Company and (b) independent auditors. The Audit Committee evaluates the performance of the independent auditors, and makes decisions regarding the selection, retention and, where appropriate, the replacement of, the independent auditors. The Audit Committee also reviews with management and the Company’s independent auditors the Company’s interim and year-end financial statements, discusses with management and the independent auditors any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K. The members of the Audit Committee are Robert J. Amman, Jay B. Hunt and Carl R. Vertuca, Jr. Each of the members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules. The Company’s Board of Directors has determined that Mr. Vertuca is an audit committee financial expert. During the fiscal year, the Audit Committee met on eight occasions. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee is available at http://www.ddiglobal.com. A copy of the charter may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-6200 or by writing to us at DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Compensation Committee.  The responsibilities of the Compensation Committee include (a) assisting the Board in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans; (b) with the assistance of the other independent directors on the Board, recommending to the Board for determination the compensation, including incentive pay, of the chief executive officer; (c) approving the annual compensation of the other executive officers of the Company; and (d) administering the Company’s incentive compensation and stock based plans, including the Dynamic Details Severance Plan and Senior Management Bonus Program, and determine awards thereunder. The members of the Compensation Committee are Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz and Steven C. Schlepp. The Compensation Committee met on five occasions during the Fiscal Year. The charter of the Compensation Committee is available at http://www.ddiglobal.com. A copy of the charter may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-6200 or by writing to us at DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Nomination and Corporate Governance Committee.  The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the development of the Company’s corporate governance guidelines. The members of the Nomination and Corporate Governance Committee are Robert J. Amman, Andrew E. Lietz, Carl R. Vertuca, Jr. and Steven C. Schlepp. Each member of the Nomination and Corporate Governance Committee is independent under the Nasdaq rules.

The Nomination and Corporate Governance Committee met on four occasions during Fiscal 2005. The charter of the Nomination and Corporate Governance Committee is available at http://www.ddiglobal.com. A copy of the charter may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-6200 or by writing to us at DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Nominations for directors submitted to the Nomination and Corporate Governance Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nomination and Corporate Governance Committee does not have any specific minimum qualifications for director candidates, the Nomination and Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

The Nomination and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nomination and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nomination and Corporate Governance Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nomination and Corporate Governance Committee and approved by the Board, are included in the Company’s recommended slate of director nominees in its proxy statement.

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Finance Committee.  The responsibilities of the Finance Committee include evaluating and making recommendations to the Board regarding debt and equity financing transactions and other significant financial matters and transactions. The members of the Finance Committee are Robert J. Amman, Mikel H. Williams and Carl R. Vertuca, Jr. The Finance Committee met on twelve occasions during the fiscal year.

Corporate Governance

Code of Business Conduct and Ethics and Corporate Governance Guidelines.  The Company is committed to having sound corporate governance principles. The Company’s Code of Business Conduct and Ethics, which is applicable to our directors, Chief Executive Officer, Chief Financial Officer and Controller and all of our other employees, is available at http://www.ddiglobal.com. Our Corporate Governance Guidelines can be found at http://www.ddiglobal.com. Copies of each of these documents may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-7200 or by writing to us at DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Board Independence.  The Board of Directors has affirmatively determined that the following six members of the Board are “independent” as that term is defined by the Nasdaq Stock Market’s Marketplace

Rules: Robert J. Amman, Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp and Carl R. Vertuca, Jr. Mr. Williams, our Chief Executive Officer, is our only non-independent director.

Communications with the Board.  You may send communications to the Company’s Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to directors@ddiglobal.com or by sending a letter to DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials, in the discretion of the Secretary, may not be forwarded to Directors.

Director Attendance at Annual Stockholder Meetings.  Under the Company’s Corporate Governance Guidelines, the Company’s directors are expected to attend annual meetings of the Company’s stockholders. Four of the Company’s directors attended the Company’s special meeting in lieu of annual meeting of stockholders in 2005.

Compensation of Directors

Directors who are also employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee.

Cash Compensation.  Under the Company’s directors compensation policy each of our current and future outside directors receive a $20,000 annual retainer, plus $2,000 per meeting attended in person or by telephone, or $1,000 for meetings attended by telephone that last less than 2 hours. The Chairman of the Board of Directors and the Chairman of the Audit Committee each receive an additional annual retainer of $15,000. In addition, each other committee chairman receives an additional annual retainer of $10,000. The non-chair members of committees receive a $5,000 annual committee member retainer for each committee on which they serve. All committee members also receive $1,000 per committee meeting attended.

Stock Options.  Our Board of Directors from time to time grants stock options to non-employee directors. In December 2005, the Company awarded a grant to each of our non-employee directors of 21,429 stock options for a total of 128,574 shares at an exercise price of $5.67 per share under the 2005 Stock Incentive Plan.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

(Proposal 2)

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, voting as a single class, will be required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Board Recommendation

The Board of Directors unanimously recommends a vote in favor of the ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

Relationship of the Company with Independent Public Accountants

The following table sets forth the fees billed to us by PricewaterhouseCoopers LLP, our independent registered public accounting firm for each of the last two fiscal years.

	Fiscal Year
	2004	2005

Audit fees	$2,510,527	$1,278,925
Audit related fees	117,700	93,000
Tax fees	305,016	104,955
All other fees	—	3,000

Total	$2,933,243	$1,479,880

Audit fees.  This category includes the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to those fiscal years. The increase in 2004 is primarily the result of increased audit work related to the newly effective Sarbanes-Oxley requirements.

Audit-related fees.  This category consists of fees for services related to security offerings, registration of employee and director options and review of press releases during fiscal 2004 and 2005.

Tax fees.  This category consists of tax services, including tax compliance, tax advice and tax planning.

All other fees.  This category consists of licensing of accounting literature software.

The Audit Committee of our Board of Directors has established a practice that requires the committee to pre-approve any audit or permitted non-audit services to be provided to us by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in advance of such services being provided to us.

Under the SEC rules, subject to certain de minimis criteria, pre-approval is required for all professional services rendered by our principal accountant. We are in compliance with these SEC rules.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Submitted by the Audit Committee:

Robert J. Amman
Jay B. Hunt
Carl R. Vertuca, Jr. (Chairman)

COMPENSATION OF EXECUTIVE OFFICERS

We are required by the Securities and Exchange Commission to disclose compensation earned during the last three fiscal years by (a) our Chief Executive Officer; (b) our four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal 2005; and (c) up to two additional individuals for whom such disclosure would have been provided under clause (a) and (b) above but for the fact that the individual was not serving as one of our executive officers at the end of fiscal 2005; provided, however, that no disclosure need be provided for any executive officer, other than the Chief Executive Officer, whose total annual salary and bonus does not exceed $100,000.

Accordingly, the following sections disclose information regarding compensation earned during the last three fiscal years by (a) Mikel H. Williams, our Chief Executive Officer and Chief Financial Officer; (b) Bradley Tesch, the only other most highly-compensated executive officer, other than the Chief Executive Officer, who was serving as an executive officer at the end of fiscal 2005 and whose salary and bonus exceeded $100,000; and (c) Bruce McMaster and Timothy Donnelly for whom disclosure would be required as one of the Company’s most highly-compensated executive officers, but for the fact that he was not serving as an executive officer of the Company at the end of fiscal 2005. All of these officers are referred to in this Proxy Statement as the “Named Executive Officers.”

Summary Compensation Table

The following table summarizes the annual and long-term compensation of the Named Executive Officers for the years ended December 31, 2003, 2004 and 2005. The table has been adjusted to reflect the Company’s one-for-seven reverse stock split on February 3, 2006.

					Long-Term Compensation
							Options to
	Annual Compensation				Restricted		Purchase
				Other Annual	Stock		Common	All Other
Name and Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)		Stock(#)	Compensation($)

Mikel H. Williams(1)	2005	325,000	81,250	—*	—		214,286	166	(6)
President, Chief Executive	2004	50,000	—	—*	—		35,714	52	(6)
Officer, and Chief Financial	2003	—	—	—*	—		—	—
Officer
Bradley Tesch	2005	249,292	83,939	—*	—		78,572	436	(7)
Chief Operating Officer	2004	200,539	—	—*	679,950	(2) (3)	—	40,268	(7)
	2003	183,248	—	—*	—		10,693	40,275	(7)
Bruce D. McMaster	2005	431,605	151,500	—*	—		—	318	(8)
Former President and	2004	514,712	—	—*	4,929,638	(2) (4)	—	126,586	(8)
Chief Executive Officer	2003	501,256	—	—*	—		80,197	127,062	(8)
Timothy J. Donnelly	2005	193,664	67,500	—*	—		—	488	(9)
Former Vice President,	2004	229,327	—	—*	679,950	(2) (5)	—	45,500	(9)
Secretary and General Counsel	2003	225,000	—	—*	—		10,693	45,336	(9)

*	The aggregate amount of perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer.

(1)	Mr. Williams joined the Company in November 2004.

(2)	The Restricted Stock Awards value was calculated using the closing market price on December 19, 2003 of $95.20, the date the awards were approved by the Board of Directors of the Company. The awards were actually granted in 2004 when all required documentation was completed.

(3)	Mr. Tesch held 3,571 shares of restricted stock at December 31, 2005, which are fully vested. The value of these shares at December 31, 2005 was $23,725. The Company does not expect to pay dividends on these shares.

(4)	Mr. McMaster held 40,642 shares of restricted stock at December 31, 2005, which are fully vested. The value of these shares at December 31, 2005 was $269,991. The Company does not expect to pay dividends on these shares.

(5)	Mr. Donnelly held 5,714 shares of restricted stock at December 31, 2005, which are fully vested. The value of these shares at December 31, 2005 was $37,960. The Company does not expect to pay dividends on these shares.

(6)	All other compensation for 2005 consisted of $166 representing term life insurance premiums paid by the Company for the benefit of Mr. Williams. All other compensation for 2004 consisted of $52 representing term life insurance premiums paid by the Company for the benefit of Mr. Williams.

(7)	All other compensation for 2005 consisted of $436 representing term life insurance premiums paid by the Company for the benefit of Mr. Tesch. All other compensation for 2004 consisted of: (a) $40,000 representing a discretionary retention payment under the KERP and (b) $268 representing term life insurance premiums paid by the Company for the benefit of Mr. Tesch. All other compensation for 2003 consisted of: (a) $40,000 representing a discretionary retention payment under the KERP and (b) $275 representing term life insurance premiums paid by the Company for the benefit of Mr. Tesch.

(8)	All other compensation for 2005 consisted of $318 representing term life insurance premiums paid by the Company for the benefit of Mr. McMaster. All other compensation for 2004 consisted of: (a) $126,250 representing a discretionary retention payment under the KERP and (b) $336 representing term life insurance premiums paid by the Company for the benefit of Mr. McMaster. All other compensation for 2003 consisted of: (a) $126,750 representing a discretionary retention payment under the KERP and (b) $312 representing term life insurance premiums paid by the Company for the benefit of Mr. McMaster.

(9)	All other compensation for 2005 consisted of $488 representing term life insurance premiums paid by the Company for the benefit of Mr. Donnelly. All other compensation for 2004 consisted of: (a) $45,000 representing a discretionary retention payment under the KERP and (b) $500 representing term life insurance premiums paid by the Company for the benefit of Mr. Donnelly. All other compensation for 2003 consisted of: (a) $45,000 representing a discretionary retention payment under the KERP and (b) $336 representing term life insurance premiums paid by the Company for the benefit of Mr. Donnelly.

Stock Options

Stock Option Grants.  The following table shows stock option grants to the Named Executive Officers during fiscal 2005. The table has been adjusted to reflect the Company’s one-for-seven reverse stock split on February 3, 2006.

		Percentage of			Potential Realizable Value
	Number of	Total			At Assumed Annual Rates
	Securities	Options/SARs			of or Base Stock Price
	Underlying	Granted to	Exercise or		Appreciation for
	Options/SARs	Employees in	Base Price	Expiration	Option Term(4)
Name	Granted (#)(1)	Fiscal Year(2)	($/sh)(3)	Date	5%($)	10%($)

Mikel H. Williams	214,286	30.7%	$5.67	12/20/2015	$764,108	$1,936,400
Bradley Tesch	21,429	3.1%	$17.71	3/21/2015	$238,670	$604,837
	57,143	8.2%	$5.67	12/20/2015	$203,762	$516,374
Bruce D. McMaster	—	—	—	—	—	—
Timothy J. Donnelly	—	—	—	—	—	—

(1)	Options granted to the Named Executive Officers at an exercise price of $5.67 were under the 2005 Stock Incentive Plan and options granted at an exercise price of $17.71 were granted under the 2003 Management Equity Incentive Plan (the “2003 Plan”). Options granted under the 2005 Stock Incentive Plan vest over three years in three equal annual installments. Options granted under the 2003 Plan vest one-third on the date of grant, one-third 18 months from the date of grant and one-third 36 months from the date of grant. Grants under both plans expire ten years from the date of grant.

(2)	Based on an aggregate of 697,144 options granted to all employees during fiscal year 2005.

(3)	All options were granted at an exercise price equal to the fair market value based on the closing market value of the Company’s common stock on the Nasdaq National Market on the date of grant.

(4)	The Company is required by the SEC to use 5% and 10% assumed annualized rate of appreciation over the ten year option term. This does not represent the Company’s estimate or projection of the future common stock price. If the common stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

Option Exercises/Fiscal Year End Value.  The following table shows stock option exercises by the Named Executive Officers during fiscal 2005 and the value of unexercised stock options held by the Named Executive Officers at the end of fiscal 2005. The table has been adjusted to reflect the Company’s one-for-seven reverse stock split on February 3, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares	Value	Options/SARs at Fiscal		Options/SARs at Fiscal
	Acquired on	Realized	Year-End (#)		Year-End ($)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mikel H. Williams	—	—	35,714	214,286	$—	$210,000
Bradley Tesch	—	—	29,508	59,757	$12,531	$66,857
Bruce D. McMaster	—	—	80,197	—	$175,410	$—
Timothy J. Donnelly	—	—	—	—	—	—

Employment Contracts and Termination of Employment and Change of Control Arrangements

None of the Company’s Named Executive Officers is currently a party to an employment agreement with the Company except as described below.

In December 2002, we implemented a plan designed to retain employees, known as the Key Employee Retention Program, or KERP. The KERP is a discretionary retention bonus program which paid a stay bonus in three installments, on December 31, 2002, July 1, 2003 and January 1, 2004. Our senior executives, including some of the Named Executive Officers, who were former employees have received retention payments under the KERP, the amounts of which are described in the Summary Compensation Table.

On September 1, 2004, we adopted a Severance Plan for Key Employees Effective December 19, 2004 (the “2004 Severance Plan”). Under the 2004 Severance Plan, our senior executives and key employees (“Participants”), including each of our Named Executive Officers, may be entitled to receive a severance payment in the event the Participant’s employment is terminated by us without cause or the Participant voluntarily terminates his or her employment for good reason, as defined in the Severance Plan, before December 19, 2006. Under the Severance Plan, the size of severance payment that would be due to an executive upon termination ranges from 6 months salary to 24 months salary, depending on the Participant’s position with us. Under the Severance Plan, each of our Named Executive Officers would be entitled to 12 months salary. The Severance Plan also provides that we will pay or reimburse COBRA premiums made by a Participant who timely elects to receive COBRA coverage for health insurance under our group health insurance plan, for the period of time commencing with the Participant’s termination date and ending with the earlier of (a) the last day of the applicable severance term for which the Participant is entitled to receive a severance payment, and (b) the date upon which the Participant becomes eligible to participate in the health insurance plan of a subsequent employer without limitation for pre-existing conditions. On December 17, 2004, the Company amended and restated the 2004 Severance Plan to modify the list of eligible participants under the 2004 Severance Plan and to make related conforming changes to the 2004 Severance Plan. Under the 2004 Severance Plan, as amended and restated (a) David Blair, former Chief Executive Officer of DDi Europe Limited and a director of the Company, John Calvert, former Vice President of Sales for DDi Europe Limited, and Joseph Gisch, former Chief Financial Officer of the Company, were removed as participants in the 2004 Severance Plan and are no longer entitled to receive any benefits under the 2004 Severance Plan; (b) Mikel Williams, the Company’s then Senior Vice President and Chief Financial Officer, was added to the 2004 Severance Plan; and (c) the calculation of the severance payment for Mikel Williams was set as the sum of: (a) 12 months salary and (b) $225,000. Aside from the changes referenced above, no other changes were made to the 2004 Severance Plan. However, as discussed below, Mr. Williams’ severance benefit under the 2004 Severance Plan changed when he entered into an Employment Agreement with the Company.

On February 9, 2006, Bruce McMaster, our former Chief Executive Officer, entered into a Confidential Severance Agreement and General Release (the “Severance Agreement”) with the Company. Under the Severance Agreement, Mr. McMaster agreed to a general release of all claims against the Company. Mr. McMaster will receive, less applicable withholding taxes: (a) a severance payment equal to 24 months of his base salary and (b) insurance coverage for the period beginning on November 1, 2005 through October 31, 2007, substantially similar to that which Mr. McMaster was receiving or entitled to receive immediately prior to October 31, 2005. The severance payment, net of tax withholding, will be used to pay in full the outstanding principal and interest due of $0.7 million pursuant to the Secured Promissory Note and Pledge Agreement between the Company and Mr. McMaster. In addition, the Company accelerated the vesting of the following unvested stock options granted Mr. McMaster under the Company’s 2003 Management Equity Incentive Plan, so that all such stock options vested immediately and became fully exercisable: (a) 7,129 Tranche A1 options (exercise price of $3.43); (b) 7,129 Tranche A2 options (exercise price of $35.00 per share); (c) 7,129 Tranche A3 options (exercise price of $40.25 per share); and (d) 5,346 Tranche A4 options (exercise price of $0.007 per share).

On March 16, 2006, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mikel H. Williams, the Company’s President and Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Williams will receive an annual base salary of $375,000 and will participate in the annual incentive bonus program established by the Company. The Employment Agreement has no specific term and is subject to termination by either the Company or Mr. Williams with or without cause.

The Employment Agreement provides that if Mr. Williams’s employment is terminated by the Company without cause or by Mr. Williams for good reason, Mr. Williams will be entitled to severance equal to 24 months base salary plus an amount equal to the pro-rata portion of any bonus payments that Mr. Williams would have been entitled to under the Company’s bonus program had he not been terminated, payable in eighteen equal installments commencing on first business day after six months from the date of the termination (the “Severance Period”), plus reimbursement of the cost of medical insurance (including continuation coverage under COBRA, if applicable) for 24 months and 24 months accelerated vesting of outstanding options. In the event of a change of control of the Company, as defined in the Employment Agreement, Mr. Williams may resign for good reason within 120 days after the change of control if Mr. Williams is not offered a position with the Company’s successor with the same responsibilities, compensation or benefits that Mr. Williams has immediately prior to the change of control.

The Employment Agreement provides that Mr. Williams will not solicit customers or employees of the Company during his employment with the Company and for the duration of the Severance Period. The Employment Agreement further provides that Mr. Williams will not accept employment with, or otherwise engage in, any business that competes with the Company during his employment or any period during which he is receiving severance payments from the Company.

On December 7, 2005, the Compensation Committee of the Board of Directors of the Company adopted the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ended December 31, 2006 (the “2006 Bonus Program”). Selected employees, including all of the Company’s Named Executive Officers, are eligible to participate in the 2006 Bonus Program. Each participant in the 2006 Bonus Program has been assigned a target annual cash bonus. Participants may earn their bonuses based on (a) the achievement by the Company of certain financial goals set forth in the Company’s annual budget related to the Company’s EBITDA from the Company’s consolidated operations less the total amount of bonus payments awarded under the 2006 Bonus Program and certain other adjustments (“Net EBITDA”); and (b) meeting annual personal objectives established for each participating employee. Under the 2006 Bonus Program, the target bonus for Mikel Williams, the President and Chief Executive Officer of the Company, is $375,000, with the opportunity to earn 0-190% of this amount based on the level of personal performance and the achievement of the Company’s financial goals; and the target bonus for Bradley Tesch, the Chief Operating Officer of the Company, is $137,500, with the opportunity to earn 0-180% of this amount based on the level of personal performance and the achievement of the Company’s financial goals. The 2006 Bonus Program also provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company’s Named Executive Officers, in the event that the Company achieves Net EBIDTA of 120% or more of the Company’s target.

We entered into a severance agreement with Diane Brundage, our former Senior Vice President — Sales, on October 10, 2005. Ms. Brundage served as our Senior Vice President — Sales until March 31, 2006. On April 7, 2006, Ms. Brundage entered into a separation agreement and general release with the Company. Pursuant to the terms of the severance agreement, entering into the separation agreement and general release entitles Ms. Brundage to receive severance payments equal to his annual base salary of $225,000.

On March 9, 2006, Sally Goff entered into an employment letter dated March 9, 2006 with the Company. Pursuant to the terms of the employment letter, the Company hired Ms. Goff as its Chief Financial Officer, effective March 27, 2006, her first date of employment. The employment letter provides that Ms. Goff will receive an annual base salary of $200,000 and be eligible to receive an annual performance-based bonus equal to up to 30% of Ms. Goff’s base salary, prorated for the portion of the year that Ms. Goff is employed by the Company, in accordance the Company’s 2006 Senior Management Bonus Program. Pursuant to the letter agreement, the Company agreed to grant Ms. Goff stock options in an amount to be determined commensurate with Ms. Goff’s position and level of responsibility. Ms. Goff’s employment is “at will” and may be terminated any time for any reason with or without notice; provided, however, that Ms. Goff will be eligible to receive severance payments equal to 6 months’ base pay if the Company terminates Ms. Goff’s employment for reasons other than cause.

On March 24, 2006, Michael Sheehy entered into an employment letter dated March 21, 2006 with the Company. Pursuant to the terms of the employment letter, the Company hired Mr. Sheehy as its Vice President — Sales effective March 27, 2006, his first date of employment. The employment letter provides that Mr. Sheehy will receive an annual base salary of $225,000 and be eligible to receive an annual performance-based bonus equal to up to $125,000, prorated for the portion of the year that Mr. Sheehy is employed by the Company, in accordance the Company’s 2006 Senior Management Bonus Program. Pursuant to the letter agreement, the Company agreed to grant Mr. Sheehy stock options in an amount to be determined commensurate with Mr. Sheehy’s position and level of responsibility. Mr. Sheehy’s employment is “at will” and may be terminated any time for any reason with or without notice. The foregoing description of the employment letter does not purport to be complete and is qualified in its entirety by reference to the employment letter.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors is comprised of Robert Guezuraga, Jay B. Hunt, Andrew Lietz, and Steven C. Schlepp. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.

Report on Executive Compensation

This Report on Executive Compensation shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

During fiscal 2005, the Board of Directors and the Compensation Committee each participated in the determination of compensation of the Company’s executive officers, including the Company’s Chief Executive Officer. The Compensation Committee’s role was to administer the Company’s stock option and bonus plans and to make recommendations to the Board regarding all other compensation matters relating to the executive officers of the Company. During fiscal 2005, the Board of Directors did not modify or reject in any material way any action or recommendation made by the Compensation Committee.

The Board of Directors and the Compensation Committee view the compensation process to be evolutionary. Recognizing that this is a complex area and that there is no perfect program that meets the needs of every company, change should be expected from time to time. The Board and the Compensation Committee evaluate performance in a changing economic and regulatory environment. During fiscal 2005, the Company’s compensation philosophy for all of the Company’s executive officers was based upon three primary themes: (a) offer base and bonus compensation sufficient to attract and retain high quality management talent; (b) provide long-term incentive awards in the form of stock options which are linked with the Company’s performance and that align executive remuneration with the interests of the stockholders; (c) provide cash incentives which are linked with the Company’s financial performance; and (d) provide a benefits package which is competitive with similarly situated companies.

Tax Law Limits On Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if performance criteria related to such compensation are specified in detail and stockholders have approved the compensation arrangements. The Company believes that it is in the best interests of its stockholders to structure compensation plans to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.

The Board will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Board is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m); such deductibility will not be the sole factor used by the Board in ascertaining appropriate levels or modes of compensation.

Compensation Program Components

In fiscal 2005, the components of the Company’s executive compensation program consisted of (a) base salary; (b) the Severance Plan for Key Employees; (c) awards under the Company’s 2003 Management Equity Incentive Plan and 2005 Stock Incentive Plan; and (d) the Dynamic Details, Incorporated Senior Management, Bonus Program for fiscal 2004 (the “2004 Bonus Program”).

In fiscal 2005, other than bonus payments made under the 2004 Bonus Program relating to the Company’s performance in fiscal 2004, there were no awards of compensation to the Chief Executive Officer or the Company’s other executive officers which were directly related to the Company’s performance. However, the Board and the Compensation Committee consider the Company’s performance as a factor in granting the number of stock options and shares of restricted stock and making determinations regarding annual base salary. Of course, the compensation benefits related to stock option grants and awards of restricted stock are related to the Company’s performance as reflected in the price of the Common Stock.

Base Salary.  Base salary determinations for the Company’s Chief Executive Officer and all of the Company’s other executive officers have been set based upon the Board’s and the Compensation Committee’s evaluation of performance and competitive market conditions. In fiscal 2005, the Board increased the base salary of Mikel Williams, the Company’s Chief Executive Office, to reflect the additional responsibilities that Mr. Williams assumed in accepting that position.

Bonus Program.  The Company did not adopt a formal bonus program for fiscal 2005. On December 7, 2005, the Compensation Committee of the Board of Directors of the Company adopted the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ended December 31, 2006 (the “2006 Bonus Program”). Selected employees, including all of the Company’s Named Executive Officers, are eligible to participate in the 2006 Bonus Program. Each participant in the 2006 Bonus Program has been assigned a target annual cash bonus. Participants may earn their bonuses based on (a) the achievement by the Company of certain financial goals set forth in the Company’s annual budget related to the Company’s EBITDA from the Company’s consolidated operations less the total amount of bonus payments awarded under the 2006 Bonus Program and certain other adjustments (“Net EBITDA”); and (b) meeting annual personal objectives established for each participating employee. Under the 2006 Bonus Program, the target bonus for Mikel

Williams, the President and Chief Executive Officer of the Company, is $375,000, with the opportunity to earn 0-190% of this amount based on the level of personal performance and the achievement of the Company’s financial goals; and the target bonus for Bradley Tesch, the Chief Operating Officer of the Company, is $137,500, with the opportunity to earn 0-180% of this amount based on the level of personal performance and the achievement of the Company’s financial goals. The 2006 Bonus Program also provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company’s Named Executive Officers, in the event that the Company achieves Net EBIDTA of 120% or more of the Company’s target.

Severance Plan.  In September 2004, the Board adopted a Severance Plan for Key Employees. Under the 2004 Severance Plan, our senior executives and key employees (“Participants”), including each of our executive officers, may be entitled to receive a severance payment in the event the Participant’s employment is terminated by us without cause or the Participant voluntarily terminates his or her employment for good reason, as defined in the Severance Plan, before December 19, 2006. Under the Severance Plan, the size of severance payment that would be due to an executive upon termination ranges from 6 months salary to 24 months salary, depending on the Participant’s position with us. Under the Severance Plan, the Chief Executive Officer would be entitled to 24 months salary under the Severance Plan and each of our other executive officers would be entitled to 12 months salary. The Severance Plan also provides that the Company will pay or reimburse COBRA premiums made by a Participant who timely elects to receive COBRA coverage for health insurance under our group health insurance plan.

Stock Options.  In December 2005, the Compensation Committee awarded 214,285 options to purchase shares of Common Stock to the Company’s Chief Executive Officer. In addition, the Compensation Committee awarded 456,428 options to purchase shares of Common Stock to other members of management and key employees. The Board and the Compensation Committee viewed the awards of options as a necessary supplement to the base salary to provide a competitive compensation package, as well to provide an incentive related to the Company’s performance.

Submitted by the Compensation Committee:

Robert Guezuraga(1)
Jay B. Hunt
Andrew E. Lietz
Steven C. Schlepp(2)

(1)	Chairperson of the Compensation Committee until May 24, 2005.

(2)	Chairperson and a Member of the Compensation Committee beginning May 24, 2005.

Performance Graph

The Company emerged from reorganization proceedings under Chapter 11 bankruptcy on December 12, 2003. Pursuant to the Joint Plan of Reorganization approved by the Bankruptcy Court, the previous Common Stock was cancelled and new Common Stock became available for issuance. On December 15, 2003, the shares of our Common Stock that were issued under our plan of reorganization began trading on the OTC Bulletin Board under the symbol “DDIO.” On March 5, 2004, our Common Stock commenced trading on the Nasdaq National Market under the symbol “DDIC.” On February 3, 2006, we effected a one-for-seven reverse stock split. Shares of the Common Stock traded on the Nasdaq National Market on a post-split basis from February 6, 2006 to March 3, 2006, under the temporary trading symbol “DDICD.” The Common Stock resumed trading under the trading symbol “DDIC” on March 6, 2006.

Because the shares of Common Stock outstanding prior to December 12, 2003 (the effective date of the Joint Plan of Reorganization), were cancelled as part of the bankruptcy and its performance is not comparable to that of the new Common Stock of the reorganized Company. The following graph compares the cumulative total stockholder return on the Common Stock since December 12, 2003 with the cumulative total return of (a) the Nasdaq Composite Index and (b) an index of two peer companies selected by the Company. The peer group is comprised of the following companies: Merix Corp. and TTM Technologies Inc. This peer group index will be subject to occasional change as the Company or its competitors change their focus, merge or are acquired, undergo significant changes, or as new competitors emerge. The comparison assumes $100 was invested on December 12, 2003, in DDi Corp. stock and in each of the indices shown and assumes that all dividends were reinvested.

The comparisons in this table are required by the SEC and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

On November 30, 2001, pursuant to the terms of a Secured Promissory Note and Pledge Agreement, we loaned the sum of $0.6 million to Bruce D. McMaster, who at the time was President and Chief Executive Officer and a member of our Board of Directors. The note which bears interest at the Applicable Federal Rate (2.7% per annum), matured in November 2002, but has not been repaid to date. The terms relating to this loan were not negotiated at arm’s-length and were more favorable to Mr. McMaster than terms that could be obtained by an unaffiliated third party. In connection with the Severance Agreement (discussed under the caption “Compensation of Executive Officers — Employment Contracts and Termination of Employment and Change of Control Arrangements” herein) between the Company and Mr. McMaster, the severance payment net of tax withholding, will be used to pay in full the outstanding principal and interest due of $0.7 million under the note.

On February 9, 2005, two joint administrators were appointed to assume day-to-day management of DDi Europe, Limited and certain of its subsidiaries. Pursuant to the actions of the Administrators, DDi Europe will underwent a restructuring pursuant to which the Company no longer has U.K.-based businesses. On February 9, 2005, DDi Technologies Limited, DDi Tewkesbury Limited and DDi International, each operating subsidiaries of DDi Europe were acquired by the eXception Group Ltd., a newly-formed U.K. corporation (the “eXception Group”) for up to £21.5 million (approximately U.S.$39.8 million) of which £20.1 million (approximately U.S.$37.2 million) was the initial sales consideration paid. The purchase price was determined by the Administrators. The eXception Group secured a separate credit facility from the Bank of Scotland to finance the purchase price for these companies. The Administrators applied approximately £20.1 million (approximately U.S.$37.2 million) of the proceeds from the sale of DDi Technologies Limited, DDi Tewkesbury Limited and DDi International to the outstanding indebtedness of DDi Europe and its subsidiaries under the DDi Europe credit facilities, leaving approximately £1.4 million (approximately U.S.$2.6 million) outstanding under the DDi Europe credit facilities. The remaining credit facility balance was to be satisfied from the proceeds from the sale or other disposition of the remaining assets of DDi Europe by the Administrators, including the businesses of the remaining operation subsidiaries of DDi Europe not transferred to eXception Group with any deficiency to be paid by eXception Group. David Blair, a former director of the Company, and currently a director and the Chief Executive Officer of DDi Europe, is the new Chief Executive Officer of the eXception Group and John Calvert, a former director of DDi Europe is a member of senior management of the eXception Group. Messrs. Blair and Calvert and several other former employees of DDi Europe own equity interests in the eXception Group. The Company is not, and will not be, a part of the ownership of the eXception Group and does not expect to receive any proceeds from the transfer of the assets of DDi Europe or any of its subsidiaries in connection with the administration. The Company has no affiliation with, or control over, the Administrators and the Company was not a part of any decision made by the Administrators after the Administrators assumed day-to-day management of DDi Europe and certain of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of DDi Corp. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2005 or prior years, and except as disclosed in the following paragraph, the Company’s officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements.

The following persons made late filings of reports under Section 16(a) of the Exchange Act that related to transactions that occurred during the year ended December 31, 2005: (a) Robert Amman, Jay B. Hunt and Andrew Lietz, each of whom is one of the Company’s directors, each filed a late Form 4 in September 2005 in connection with the exercise of subscription rights in the Company’s rights offering; (b) Brad Tesch, one of our executive officers, filed a late Form 3 in December 2005 in connection with his initial appointment as an executive officer; and (c) Steve Schlepp, one of our directors, filed a late Form 3 in December 2005 in connection with his initial appointment as a director.

SUBMISSION OF STOCKHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS FOR THE 2007 ANNUAL MEETING

The Company’s current Bylaws include (a) a provision setting forth certain procedures relating to the nomination of directors (the “Nomination Bylaw”) and (b) a provision setting forth certain procedures for properly bringing business before an annual meeting of the stockholders (the “Stockholder Proposal Bylaw”).

Nominations for Directors for the 2007 Annual Meeting

Under the Company’s current Bylaws, no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Nominations of persons for election to the Board of Directors may be made by (a) the Board of Directors or (b) any stockholder who (i) will be entitled to vote for the election of directors at the annual meeting and (ii) complies with the notice procedures set forth in the Nomination Bylaw. Nominations by stockholders must be made in written form to the Secretary of the Company. Under the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not more than 90 days nor less than 60 days prior to the first anniversary of the date of the Company’s immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 calendar days of the anniversary date of the date on which the immediately preceding annual meeting of stockholders was held, to be timely, notice by the stockholder must be so received at the Company’s principal executive offices at DDi Corp., 1220 Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

To be effective, the written notice must include: (a) as to each person, if any, whom the stockholder intends to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the number of shares of stock of the corporation which are beneficially owned by such person, and any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (b) as to the stockholder giving notice, (i) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, and (ii) the class and number of shares of the corporation which are beneficially owned by the Stockholder.

Under the Nomination Bylaw, in order to be timely for the 2007 Annual Meeting, a stockholder’s notice regarding a director nomination must be delivered to or mailed and received at the Company’s principal executive offices not later than March 11, 2007.

Stockholder Proposals for the 2007 Annual Meeting

Under the terms of the Stockholder Proposal Bylaw, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before an annual meeting by a stockholder. For business (other than the nomination of directors, which is governed by the Nomination Bylaw) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the anniversary of the date of the Company’s immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 calendar days of the anniversary date of the date on which the immediately preceding annual meeting of stockholders was held, to be timely, notice by the stockholder must be so received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. Under the Stockholder Proposal Bylaw, in order to be timely for the 2007 Annual Meeting, a stockholder’s notice regarding a proposal must be delivered to or mailed and received at the Company’s principal executive offices not later than March 11, 2007.

To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent of a stockholder proposal.

Any stockholder wishing to bring business before the 2007 Annual Meeting, who would like the Company to consider the inclusion of such proposal in its proxy statement for the meeting under Rule 14a-8 under the Exchange Act, also must provide written notice of such proposal to the Company at the Company’s principal executive offices on or prior to December 13, 2006.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but the Company will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to the Company at the Company’s address set forth on the first page of this Proxy Statement, attention: Kurt E. Scheuerman, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Kurt E. Scheuerman
Secretary

Anaheim, California
April 12, 2006

PROXY	PROXY
PROXY FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
DDI CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE
The undersigned stockholder(s) of DDi Corp., a Delaware corporation (the “Company”), hereby appoints Mikel Williams and Kurt E. Scheuerman, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 10, 2006, and at any and all adjournments, to vote all shares of the common stock and preferred stock of said Company held of record by the undersigned on April 7, 2006, as if the undersigned were present and voting the shares.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSAL 2, FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone: simply follow the instructions on the reverse side of this card.
(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

FOLD AND DETACH HERE

THE LISTED NOMINEES AND THE PROPOSALS HAVE BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED AND “FOR” THE LISTED PROPOSALS.	Please mark vote as indicated in this example using dark ink only.	☒

1.	ELECTION OF DIRECTORS:	For All	Withhold All	For All Except as Indicated to the Contrary

Nominees for election to the Board of Directors: Robert J. Amman, Robert Guezuraga, Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp, Carl R. Vertuca Jr. and Mikel H. Williams		☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any Nominee(s), write the nominee’s name(s) on the space provided below.)

2.	RATIFICATION OF INDEPENDENT AUDITORS:	For	Against	Abstain

Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.		☐	☐	☐
The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.
☐ I plan to attend the Annual Meeting
Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date:

Signature

FOLD AND DETACH HERE
VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
ON THE DAY PRIOR TO THE ANNUAL MEETING
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
signed and returned your proxy card.

Internet http://www.proxyvoting.com/ddic		Telephone 1-866-540-5760		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do
NOT need to mail back your proxy card.